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As filed with the Securities and Exchange Commission on September 23, 2002

Registration No. 333-73786-01

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HEWLETT-PACKARD ERSTE
VERMÖGENSVERWALTUNGS- und
BETEILIGUNGSGESELLSCHAFT mbH
(Exact name of registrant as specified in its charter)

Germany (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Identification Number)

Herrenberger Strasse 140
71034 Boeblingen, Germany
++49-7031-14-1742
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Ann O. Baskins
Senior Vice President and General Counsel
HEWLETT-PACKARD COMPANY
3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Charles N. Charnas, Esq. Ross N. Katchman, Esq. HEWLETT-PACKARD COMPANY 3000 Hanover Street Palo Alto, California 94304 (650) 857-1501	Larry W. Sonsini, Esq. Aaron J. Alter, Esq. Steve L. Camahort, Esq. WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

        Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.

        All registration fees were previously paid and accordingly no additional registration fees are due with respect to this filing.

        This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(c), may determine.

Explanatory Note

        A Registration Statement on Form S-4 (Registration No. 333-73786) (the "Registration Statement") was filed to register securities in connection with the exchange offer by Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH, an indirect subsidiary of Hewlett-Packard Company, to purchase all of the outstanding common shares of Indigo N.V. (the "Exchange Offer"). The Registration Statement was declared effective on February 14, 2002. The Exchange Offer was completed on March 22, 2002. Post-Effective Amendment No. 1 to the Registration Statement was filed on May 9, 2002 to remove from registration securities that remained unsold at the termination of the Exchange Offer.

        We are filing this Post-Effective Amendment No. 2 to the Registration Statement to expressly acknowledge that we are an issuer of the contingent value rights described in the Registration Statement and to confirm that as such we adopt the Registration Statement and Post-Effective Amendment No. 1 to the Registration Statement as our own for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, subject to the additional information set forth in this Post-Effective Amendment No. 2.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Members of the registrant's management board are executives and employees of Hewlett-Packard Company or one of its subsidiaries and accordingly may be indemnified by Hewlett-Packard Company to the extent authorized under the General Corporation Law of the State of Delaware and the certificate of incorporation and bylaws of Hewlett-Packard Company.

ITEM 21. EXHIBITS

(a)
Exhibits:

3.1	English translation of registrant's Articles of Association ("Gesellschaftsvertrag"). (1)
3.2	English translation of registrant's Certificate of Registration (Commercial Register Dept. of the Boeblingen Local Court Commercial Register Book 5328). (1)
10.1	Stock Purchase Agreement, made and entered into as of March 22, 2002, by and between Hewlett-Packard Company and Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH. (1)
10.2	Loan Agreement, made on March 26, 2002, by and between Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH and Hewlett-Packard Europa Holding GmbH & Co. KG. (1)
10.3
English translation of Profit Transfer Agreement, dated May 28, 2002, by and between Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH and Hewlett-Packard Europa Holding GmbH & Co. KG. (1)
10.4
Share Sale and Purchase Agreement, made on June 24, 2002, by and between Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH and Hewlett-Packard Europa Holding GmbH & Co. KG. (1)

(1)
Filed as an exhibit to registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed August 14, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on September 23, 2002.

HEWLETT-PACKARD ERSTE VERMÖGENSVERWALTUNGS- und BETEILIGUNGSGESELLSCHAFT mbH
By:	/s/ CHARLES N. CHARNAS Charles N. Charnas, Esq. Managing Director and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANN O. BASKINS Ann O. Baskins	Chief Executive Officer, Managing Director and Authorized Representative in the United States (principal executive officer)	September 23, 2002
/s/ CHARLES N. CHARNAS Charles N. Charnas	Chief Financial Officer and Managing Director (principal financial officer and principal accounting officer)	September 23, 2002
/s/ JURGEN BANHARDT Jurgen Banhardt	Managing Director	September 23, 2002

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Explanatory Note
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS
SIGNATURES